                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                 Commission File Number 0-18754

                       WARRIOR ENERGY SERVICES CORPORATION
             (Exact name of registrant as specified in its charter)

         100 Rosecrest Lane, Columbus, Mississippi 39701, (662) 329-1047

     (Address, including zip code and telephone number, including area code of registrant's principal executive offices)

                    COMMON STOCK, PAR VALUE $0.0005 PER SHARE
            (Title of each class of securities covered by this Form)

       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains) None

       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)                        Rule 12h-3(b)(1)
                  (i)      |X|                               (i)    |X|
         Rule 12g-4(a)(1)                        Rule12h-3(b)(1)
                  (ii)     [ ]                                (ii)  [ ]
         Rule 12g-4(a)(2)                        Rule 12h-3(b)(2)
                  (i)      [ ]                                (i)   [ ]
         Rule 12g-4(a)(2)                        Rule 12h-3(b)(2)
                  (ii)     [ ]                                (ii)  [ ]
                                                 Rule 15d-6         [ ]

Approximate number of holders of record as of the certification or notice date: 0

Pursuant to the requirements of the Securities Exchange Act of 1934, Warrior Energy Services Corporation, pursuant to the merger of Warrior Energy Services Corporation with and into SPN Acquisition Sub, Inc., a wholly-owned subsidiary of Superior Energy Services Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                           WARRIOR ENERGY SERVICES CORPORATION

Date: December 12, 2006                By: /s/ Ron Whitter
                                           ---------------
                                           Ron Whitter, Chief Financial Officer